Exhibit 10-u
EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") by and between SBC COMMUNICATIONS INC., a Delaware corporation ("SBC"), SBC MANAGEMENT SERVICES, L.P. (the "Company") and EDWARD E. WHITACRE, JR. ("Employee") is effective the 16th day of November, 2001.

WITNESSETH THAT:

WHEREAS, Employee presently is Chairman of the Board and Chief Executive Officer of SBC and possesses executive skills and experience which SBC acknowledges are of substantial value and importance to the success of SBC’s present and future business operations; and

WHEREAS, SBC, the Company and Employee desire to provide for the terms and conditions upon which Employee will continue in the employ and service of SBC and the Company,

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:

1.          Employment and Duties. The Company hereby employs Employee, and Employee agrees to continue in the employ of the Company, for the term herein specified (the “Employment Term”). During the Employment Term, Employee shall serve SBC and the Company as Chairman of the Board and Chief Executive Officer and shall devote his full time, attention and effort to the business and affairs of SBC and its affiliates.

2.          Term. Subject to Section 4 below, the Employment Term shall be a five (5) year period commencing November 16, 2001 and ending November 15, 2006; provided, however, upon notice provided by either party to the other within 60 days prior to the second anniversary of this Agreement, the Employment Term shall end on the third anniversary of this Agreement.

3.          Consideration, Benefits and Compensation.

           a.         Consideration. In consideration of Employee’s agreement to enter into this Agreement and to make the non-compete, non-solicitation and confidentiality covenants provided in Section 7, SBC agrees to make a one-time grant to Employee of 2,500,000 SBC options with an exercise price equal to the closing price of SBC Communications Inc. stock on the New York Stock Exchange on the effective date hereof. The options shall be granted under the 2001 Incentive Plan or another plan of SBC or as a special grant having terms substantially similar to the 2001 Incentive Plan. The terms of this agreement shall supercede any conflicting terms contained in any such grant. The options shall only vest upon completion of the earliest to occur of: (A) the end of the fifth (5th) year of the Employment Term; however, three-fifths (3/5) of the options shall vest after the first three (3) years of the Employment Term; (B) termination of the Employee’s employment due to death or Disability, as that term is used in the 2001 Incentive Plan; (C) a change in control, as that term is used in the 2001 Incentive Plan; or (D) in the event the Company terminates the employment of Employee without Cause. In the event the Employee voluntarily terminates his employment prior to the end of the first 3 years of the Employment Term, he shall forfeit all options under this grant. In the event the Employee voluntarily terminates his employment prior to the end of the Employment Term but after the first three years of the Employment Term, he shall forfeit unvested options under this grant.

                 b.         Benefits. In consideration of Employee’s provision of services to SBC and the Company throughout his career with SBC and its affiliates, SBC agrees to continue to provide to Employee, for the duration of Employee’s life, (i) health and welfare benefits on terms and conditions that are at least equivalent to the health and welfare benefits provided to Employee and his eligible dependents as of the date of this Agreement, (the employee’s spouse shall also be eligible to receive company provided health and welfare benefits on terms no less favorable than exist as of the date of employee’s retirement in the event employee shall pre-decease her) and (ii) access to and U.S. domestic use of SBC’s aircraft for a maximum of ten (10) hours per month, office facilities and support staff, and an automobile or automobile benefits at least equivalent to those provided to Employee as of the date of this Agreement; provided, however, Employee shall be responsible for the payment of all taxes incurred by him because of personal use of such aircraft.

              c.         Compensation. In order that SBC and the Company may continue to benefit from Employee’s experience, knowledge, reputation and contacts and in consideration of his services, Employee shall earn and the Company shall pay, during each calendar year of the Employment Term, base salary to be set by the SBC Board of Directors, which shall not be less than the rate of base salary earned by Employee during calendar year 2001, and, during the Employment Term, Employee’s short-term and long-term targets shall not be less than his short-term and long-term targets for calendar year 2001. In addition, Employee shall participate in SBC’s health and welfare, pension and other benefit plans and programs applicable generally to employees of SBC and its affiliates, and in any fringe benefit programs presently existing or hereafter adopted for the benefit of executive employees of SBC and its affiliates that are commensurate with Employee’s position. In the event that any of such programs require future action by the Board of Directors of SBC or a Committee of such Board (for example, as in the case of future stock grants, stock option grants, or long term incentive programs), Employee shall be a candidate for participation in such programs commensurate with Employee’s position on the basis applicable to other eligible executive employees of SBC and its affiliates. SBC and the Company may, from time to time, also consider the award of other forms of compensation to Employee.

4.          Effect of Termination of Employment. The Employment Term and, except as provided in this Section 4, Employee’s right to salary and compensation (including benefits) as provided for in Section 3(c) shall terminate only (a) upon the expiration of the Employment Term pursuant to Section 2, (b) if Employee shall die during the Employment Term, (c) if Employee shall voluntarily terminate his employment, or (d) if Employee’s employment is terminated for Cause during the Employment Term. The Company reserves the right to terminate the employment of Employee for any other reason not specified in the preceding sentence, but in such case, the Company shall be obligated to continue to provide Employee with the salary and compensation through the end of the then current Employment Term and to pay fees and benefits during the consulting period described below.

              For purposes of this Agreement, the term Cause shall mean (i) a willful failure or refusal of Employee to perform his employment or consulting duties and obligations hereunder; (ii) any fraud, embezzlement or other dishonesty of Employee, or (iii) the conviction of Employee of a felony committed in the performance by him of services on behalf of SBC or its affiliates.

              Employee’s right to salary and compensation (including benefits) shall not be limited or affected by any illness or disability of Employee, or on account of any accident or other event (except as provided herein) which either temporarily or permanently, or wholly or partially, shall prevent Employee from performing his employment duties hereunder.

              Employee shall continue to participate, so long as he continues in the employ of the Company or any affiliate of SBC, in employee benefit plans and other fringe benefit programs available to employees generally and to any group or class of employees to which he belongs on the same terms and conditions applicable to employees generally or to such group or class of employees, as the case may be.

5.          Consulting. Employee agrees that commencing upon Retirement, provided he has completed as least three (3) years of the Employment Term, he will provide consulting services and advice to SBC when and as reasonably requested by the Chief Executive Officer or by the Board of Directors of SBC until the earliest of the third anniversary of Employee’s Retirement or the Employee’s death (the “Consulting Term”). In consideration of such services, SBC or its affiliates shall, pay Employee an annual consulting fee equal to 50% of his annual rate of base salary in effect at his Retirement (the “Consulting Fee”), payable in monthly installments. In addition to the benefits specified in Section 3(b), SBC shall provide Employee continued access during the Consulting Term to SBC’s facilities and services comparable to those provided to him prior to his Retirement, including club memberships, financial planning, automobile or allowance therefore, and an office and support staff (collectively referred to as “Consulting Benefits”), on the same basis as such facilities and services were provided to Employee prior to his Retirement. During the Consulting Term, SBC shall also reimburse Employee, upon the receipt of appropriate documentation, for reasonable expenses, which he incurs in providing such consulting services at the request of the Chief Executive Officer or the Board of Directors of SBC. During the Consulting Term, Employee and SBC agree and acknowledge that Employee shall be an independent contractor. Notwithstanding the foregoing, in the event his employment is terminated for Cause during the Employment Term, the obligation to perform consulting services and advice shall not begin and the Company shall not be obligated to pay Employee any fees, benefits, or expenses.

            The Consulting Term and Employee’s right to the Consulting Fee and Consulting Benefits as provided for in this Section 5 shall terminate only (a) upon the expiration of the Consulting Term pursuant to this Section 5, (b) if Employee shall die during the Consulting Term, or (c) if Employee’s consulting arrangement is terminated by SBC for Cause during the Consulting Term. Employee’s right to the Consulting Fee and Consulting Benefits shall not be limited or affected by any illness or disability of Employee, or on account of any accident or other event (except as provided herein) which either temporarily or permanently, or wholly or partially, shall prevent Employee from performing his consulting duties hereunder.

6.          Change of Control. Notwithstanding anything to the contrary herein, in the event that Employee receives a payment pursuant to that certain change in control/severance agreement between Employee and SBC dated March 1, 1989, as amended in an agreement dated March 25, 1998, as a result of a “change in control of the Corporation” (as that term is defined in such change in control/severance agreement, as amended), the Employment Term shall expire on the date such payment is made; provided, however, the number of days in the Employment Term that expire pursuant to this Section 6 shall be added to the Consulting Term, whereupon the Employee shall be entitled to receive the Consulting Fees and Consulting Benefits as described in Section 5 during the Consulting Term as extended by this Section 6.

7.          Non-Disclosure, Non-Solicitation and Non-Compete Agreements. Employee agrees that he will not disclose to any other firm or person any of SBC’s or its affiliates’ trade secrets or any confidential information relating to its or their business. Employee further agrees that, for the three year period commencing upon the expiration of the Employment Term (but excepting any period following a termination by SBC with Cause), or if longer, at any time during the Consulting Term, he will not without the prior consent of SBC, (a) enter the employ of, or have any material interest in, directly or indirectly, any business in this country in competition with SBC or any of its affiliates, (b) contact, solicit or attempt to solicit, directly or indirectly any customer of SBC or any of its affiliates, or (c) induce, directly or indirectly, any personnel of SBC or any of its affiliates to leave SBC or any of its affiliates nor interfere with the faithful discharge by such personnel of their duties to serve SBC or its affiliates.

8          Miscellaneous. Neither this Agreement nor any rights hereunder shall be assignable by either party hereto.

This Agreement shall be construed and interpreted under the laws of the State of Texas. If any payments or benefits provided by SBC, the Company or any of their respective affiliates to Employee are subject to golden parachute excise tax, then SBC shall make Employee whole for such excise taxes on an after-tax basis. Any dispute arising out of or relating to this Agreement, except any dispute by SBC arising out of or relating to matters addressed in Section 7, shall be settled by final and binding arbitration, which shall be the exclusive means of resolving any such dispute, and the parties specifically waive all rights to pursue any other remedy, recourse or relief. Any such arbitration shall be expedited and conducted in San Antonio, Texas and shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the arbitration may be entered by any court having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement, as amended, this 16th day of November, 2001.

SBC COMMUNICATIONS INC.
SBC MANAGEMENT SERVICES, L.P.

By: /s/ Jess T. Hay
Printed Name: Jess T. Hay
Its: Chairman, Human Resources
Committee of the Board of Directors

EMPLOYEE

/s/ Edward E. Whitacre, Jr.
Edward E. Whitacre, Jr.